Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Russell J. Grimes

President and Chief Executive Officer

(410) 795-1900

Carroll Bancorp, Inc. Announces Second Quarter Results

SYKESVILLE, MD – July 17, 2012 – Carroll Bancorp, Inc. (OTCBB: CROL), the parent company of Carroll Community Bank (the “Bank”), today announced a net loss of $63,000 or $0.19 per common share for the three months ended and a net loss of $36,000 or $0.11 per common share for the six months ended June 30, 2012.

The decrease in net income was primarily the result of the additional provision for loan losses resulting from the net growth in loan balances of $6.0 million for the quarter ending June 30, 2012 and a specific reserve provision of $101,000 on a new substandard one- to four-family residential mortgage loan. These items were partially offset by security gains taken during the quarter of $60,000.

“While our earnings for the second quarter were negatively impacted by the specific reserve and additional loan loss provision, we are very pleased with the new commercial loans originated during the quarter. This loan growth continues our transition to a commercial bank, leverages our balance sheet to produce higher yielding assets and increases our net interest margin which we anticipate will have a positive impact on future earnings.” stated Russell J. Grimes, President and CEO of Carroll Bancorp, Inc.

Non-interest bearing and interest bearing checking balances increased by $1.6 million, or 30%, to $6.8 million at June 30, 2012 from $5.2 million at June 30, 2011. This increase in core account balances is the result of the implementation of deposit product enhancements for our retail and commercial checking customers.

Nonperforming loans at June 30, 2012 increased by $324,000, or 63%, to $841,000 and total nonperforming assets increased by the same dollar amount, or 17%, to $2.2 million compared to March 31, 2012. Nonperforming loans decreased by $563,000, or 40%, and total nonperforming assets remained flat at June 30, 2012 compared to June 30, 2011. The ratio of nonperforming loans to total loans was 1.20% and 2.29%, at June 30, 2012 and 2011, respectively and the ratio of total nonperforming assets to total assets was 2.25% and 2.34%, at June 30, 2012 and 2011, respectively. Loans 90 days or more past due are considered nonperforming loans.

Carroll Bancorp, Inc.’s common stock trades on the OTC Bulletin Board (www.otcbb.com) under the symbol “CROL.” For more information, visit our website at www.carrollcobank.com or contact Russell Grimes, President & CEO at 410-795-1900.

About Carroll Bancorp, Inc. and Carroll Community Bank

Carroll Bancorp, Inc. is the holding company of Carroll Community Bank. Carroll Community Bank, originally founded in 1870, is a state-chartered commercial bank with branch offices in the Eldersburg and Westminster of Carroll County, Maryland. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the financial needs of its local community.

Forward-Looking Statements: The statement in this release regarding improving future earnings is a forward-looking statement within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statement is based on our current beliefs and expectations and is inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, such forward-looking statement is subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties include, but are not limited to, further deterioration in general economic conditions in our market areas, the impact of new governmental regulations, and unexpected changes in interest rates, deposit flows and loan demand, as well as other risks and uncertainties, as described in Carroll Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the Securities and Exchange Commission (File No. 000-55542), and in other filings we may make. We do not take any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made.

Financial Highlights

(Dollars in thousands)	At June 30, 2012	At June 30, 2011	At December 31, 2011
	(unaudited)	(unaudited)	(audited)
Selected Financial Condition Data:
Total assets	$98,485	$95,106	$96,262
Total loans	70,207	61,217	64,181
Allowance for loan losses	692	579	594
Deposits	84,925	84,111	82,651
Federal Home Loan Bank advances	5,000	5,000	5,000
Total stockholders’ equity	8,461	5,920	8,499

Asset Quality Ratios:
Allowance for loan losses to total loans	0.99%	0.95%	0.93%
Nonperforming loans to total loans	1.20%	2.29%	1.00%
Nonperforming assets to total assets	2.25%	2.34%	2.51%

Capital Ratios (bank level):
Total capital to risk-weighted assets	15.76%	13.18%	16.67%
Tier 1 capital to risk weighted assets	14.51%	11.96%	15.51%
Tier 1 capital to average assets	8.03%	5.96%	8.19%

	For the Three Months Ended June 30, (unaudited)		For the Six Months Ended June 30, (unaudited)
(Dollars in thousands, except per share data)	2012	2011	2012	2011
Selected Operating Data:
Interest and dividend income	$960	$970	$1,929	$1,929
Interest expense	258	314	517	641

Net interest income	702	656	1,412	1,288
Provision for loan losses	167	3	172	3

Net interest income after provision for loan losses	535	653	1,240	1,285
Noninterest income	113	67	191	147
Noninterest expense	753	690	1,500	1,375

(Loss) income before income tax expense	(105)	30	(69)	57
Income tax (benefit) expense	(42)	7	(33)	12

Net (loss) income	$(63)	$23	$(36)	$45

Earnings per share	$(0.19)	N/A	$(0.11)	N/A

Select Financial Ratios (unaudited):
Return on average assets	-0.26%	0.10%	-0.08%	0.10%
Return on average equity	-2.97%	1.60%	-0.85%	1.56%
Interest rate spread	3.11%	2.93%	3.16%	2.87%
Net interest margin	3.15%	2.96%	3.20%	2.90%
Efficiency ratio	92.45%	95.45%	93.58%	95.77%
Noninterest expense to average assets	3.10%	2.91%	3.11%	2.91%
Average interest-earning assets to average interest
- bearing liabilities	103.43%	101.65%	103.55%	102.00%